Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul Fletcher
Chief Financial Officer
540-542-6300

Harriet Fried
Lippert/Heilshorn & Associates
212-838-3777

Trex Company Announces Agreement with Lowe’s Companies

WINCHESTER, Va. – January 12, 2007 — Trex Company, Inc. (NYSE: TWP) today announced it has entered into an agreement with Lowe’s Companies, Inc. (NYSE: LOW) to sell Trex® decking and railing products. Beginning in the first quarter of 2007, selected Trex® decking and railing products will be stocked nationally in Lowe’s stores, with the full product line available via special order through Trex’s existing distribution channels.

Chairman and Chief Executive Officer Anthony Cavanna commented, “Since our inception, Trex Company has been the leader in the composite decking and railing category. In addition to offering compelling products that satisfy all segments of the market, our goal is to make them available at all important locations where consumers shop for outdoor living products.

“Lowe’s, which has more than 1,325 home improvement stores nationwide, represents an exciting new opportunity for Trex to expand our presence in the retail channel. It also complements the very effective professional distribution channel we have developed over the past 10 years. By being broadly represented in all distribution channels, we can best continue to expand the market for composite decking, build awareness of Trex® and increase our company’s sales.”

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking and railing, with over 14 years of product experience. Products are marketed under the brand name Trex®. Made from a unique formulation of reclaimed wood and plastic, combined through a proprietary process, Trex decking and railing offer significant design flexibility with fewer ongoing maintenance requirements than wood. For more information, visit the Company’s website, www.trex.com. Trex® is a trademark of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company’s expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company’s products, the sensitivity of the Company’s business to general economic conditions, the Company’s ability to obtain raw materials at acceptable prices, the Company’s ability to increase production levels to meet increasing demand for its products, and the highly competitive markets in which the Company operates. The Company’s report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006 and its subsequent filings on Form 10-Q for the first three quarters of 2006 discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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